Rand Capital Announces Second Quarter Results

BUFFALO, NY -- 08/01/2006 -- Rand Capital Corporation (www.randcapital.com) (NASDAQ: RAND) announced that it increased its net asset value for the quarter ended June 30, 2006, at $1.58 per share.

Consistent with Rand's practice of selling publicly traded securities that we acquire, Rand partially liquidated its position in Minrad International, Inc. (www.minrad.com) (AMEX: BUF). Rand sold 44,541 shares during the quarter and an additional 13,800 shares subsequent to the quarter end. All remaining shares, 329,640, are now eligible for sale.

Also during the quarter, Rand sold its interest in Vanguard Modular Building Systems (Philadelphia, PA). Vanguard leases and sells high-end commercial modular office/classroom space.

During the quarter, Rand did not repurchase any shares under its previously issued stock buy back program.

This release may contain forward-looking statements and reports the consolidated operations of Rand Capital Corporation and Rand Capital SBIC, L.P.; all statements are pursuant to the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act; and are subject to uncertainties in predicting future results. These statements reflect the Corporation's current beliefs, and many factors could cause actual results to differ materially from this release. See Rand's Form 10-Q's filed with the Securities and Exchange Commission for a detailed discussion of the risks associated with the Corporation's business, including but not limited to, risks associated with venture capital investing and other factors that could affect actual results. Except as required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, L.P. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand is traded on the NASDAQ under the symbol "RAND". Rand is headquartered in Buffalo, NY. www.randcapital.com

CONTACT:
Allen F. Grum
716-853-0802